Exhibit 99.2

Material Sciences Corporation 2200 East Pratt Blvd. Elk Grove Village, IL 60007 847/439-2210

MEDIA CONTACT:

Katie Wood

Edelman

312/240-2827

FOR IMMEDIATE RELEASE

MATERIAL SCIENCES CORPORATION ANNOUNCES STOCK

REPURCHASE PROGRAM

Elk Grove Village, IL – February 8, 2006 – Material Sciences Corporation (NYSE: MSC) today announced that the company’s board of directors has authorized the repurchase of up to one million shares of common stock. The share repurchases will be made from time to time on the open market at MSC’s discretion, subject to market conditions and other factors, and will be funded with internally generated cash. As of January 3, 2006, MSC had 14,682,766 shares outstanding.

About Material Sciences

Material Sciences Corporation is a leading provider of material-based solutions for acoustical and coated metal applications. MSC uses its expertise in materials, which it leverages through relationships and a network of partners, to solve customer-specific problems, overcoming technical barriers and enhancing performance. MSC differentiates itself on the basis of its strong customer orientation and knowledge of materials combined with the offer of specific value propositions that define how it will create and share economic value with its customers. The company’s stock is traded on the New York Stock Exchange under the symbol MSC.

Additional information about Material Sciences is available at www.matsci.com.